UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Territorial Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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YOUR PROXY VOTE IS VERY IMPORTANT!

    Because our annual meeting is on May 26th and because of the 6 hour time difference between Hawaii and the East Coast, we hope that this e-mail will be of some use to you in your decision on your say on pay vote.

We believe Territorial has not only had very strong performance in 2015 but also been responsive to the issues important to our stockholders in the area of executive compensation. The incentive pay changes below started in 2014 as a result of concerns expressed by a number of institutional investors that year.

2015 PERFORMANCE:

Total Stockholder Return of 32.7% - 98th Percentile of Peers

2015 EXECUTIVE COMPENSATION ADJUSTMENTS:

CEO total compensation decrease of 5.8% in 2015
CEO total compensation decrease of 20.5% since 2011

CEO INCENTIVE PAY CHANGES:

•
More Rigorous Annual Incentive Targets – Annual plan does not allow for discretionary payouts and is 100% based on objective metrics to relative peer performance. No payouts at target unless 75th percentile of peers is achieved (up from previous 50th percentile target).  Plan does not payout at maximum level unless 85th percentile of peers is achieved.

•
Different Metrics for Short and Long Term Plans:  Long-term plan now based upon return on average equity as well as total shareholder return to alleviate overlap with the annual incentive plan.  Previously, long-term incentive plan was based on return on average assets.

•	Increased Focus on Long-Term Compensation: Total incentive pay opportunity adjusted more toward long-term incentive plan - now 55% as compared previous 44%.

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More Rigorous Long-Term Incentive Targets:   For 2014 – 2016 long-term plan, target for the return on average assets component retroactively increased to 75th percentile target, up from previous 50th percentile target. Going forward, the return on average equity component’s target is at the 75th percentile.  The target for the relatively new total shareholder return component is at the 50th percentile because management cannot directly control TSR.

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Amendment to 2010 Stock Equity Plan. We are requesting the approval of an amendment to the 2010 Equity Incentive Plan that would provide for an increase in the overall number of common stock shares reserved for issuance of equity incentives in lieu of certain cash payments. This is being done in response to discussions we’ve had with our shareholders.